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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A of our report dated October 19, 1999, relating to the financial statements and financial highlights which appear in the August 31, 1999 Annual Report to Shareholders of Flag Investors Top 50 World, Flag Investors Top 50 Europe, Flag Investors Top 50 Asia, Flag Investors Top 50 US, Flag Investors European Mid-Cap Fund and Flag Investors Japanese Equity Fund (each Fund formerly named "Deutsche" rather than "Flag Investors" as of August 31, 1999) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Information" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
May 31, 2000